LOAN MODIFICATION AGREEMENT

                This Loan Modification Agreement (“Agreement”) is made and entered as of  March 31, 2015 between CALIFORNIA BANK & TRUST, a California banking corporation ("Bank"), and ICON ECI FUND FIFTEEN, L.P. (“Borrower”).

RECITALS

A.            Pursuant to the terms of a Commercial Loan Agreement ("Loan Agreement") between Bank and Borrower dated as of May 10, 2011, Bank agreed to make a revolving Line of Credit available to Borrower.

B.            The Line of Credit was evidenced by a promissory note ("Note") of even date with the Loan Agreement, executed by Borrower in favor of Bank.

C.            Borrower's obligations under the Note and Loan Agreement were originally secured, among other things, by the following:

1.                  A Security Agreement, dated the same date as the Loan Agreement, executed by Borrower in favor of Bank granting Bank a security interest in Borrower’s personal property (“Security Agreement”).  The security interest was perfected through a UCC-1 Financing Statement filed with the Delaware Secretary of State.

D.            On January 2, 2013, ICON Capital Corp., a Delaware corporation, converted to ICON Capital, LLC, a Delaware limited liability company, pursuant to the provisions of Section 18-214 of the Delaware Limited Liability Company Act.

E.            Pursuant to a Loan Modification Agreement, dated as of March 19, 2013, executed by Borrower and Bank, the Loan Agreement was amended to extend the Line of Credit Expiration Date to March 31, 2015, increase the Line of Credit Limit to $10,000,000.00 or the Borrowing Base, and modify the Minimum Debt Service Coverage Ratio, Leverage Ratio, and Tangible Net Worth financial covenants, among other things

F.             Borrower has requested additional time to repay the indebtedness owing under the Note.  Bank is agreeable to the terms set forth below.

TERMS

NOW, THEREFORE, Borrower and Bank agree as follows:

                1.             Adoption of Recitals.  Borrower hereby represents and warrants that each of the Recitals set forth above are true, accurate and complete.

                2.             Acknowledgement of Debt.  Borrower acknowledges that there are no claims, demands, offsets or defenses at law or in equity that would defeat or diminish Bank’s right to collect the indebtedness evidenced by the documents described in the Recitals (“Loan Documents”) and to proceed to enforce the rights and remedies available to Bank as provided in the Loan Documents or by law. Capitalized terms in this Modification shall have the meanings given to them in the Loan Documents unless otherwise defined herein.

                3.             Modification of Loan Documents.  The Loan Documents are hereby supplemented, amended and modified to incorporate the following, which shall supersede and prevail over any existing and conflicting provisions thereof:

(a)       Section 1.1 of the Loan Agreement, entitled “Definitions,” is modified by deleting the definition of “Line of Credit Expiration Date” and inserting in its place the following:

                               “Line of Credit Expiration Date” means May 30, 2017.

(b)       Section 2.1(a) of the Loan Agreement, entitled “Revolving Line of Credit,” is modified by deleting the section and inserting in its place the following:

Revolving Line of Credit.  During the Line of Credit Availability Period and so long as no Event of Default has occurred and is continuing, Bank will, on a revolving basis, make advances to Borrower (“Line of Credit”), which, except as set forth below, may not at any time exceed an aggregate amount outstanding equal to the lesser of Twelve Million Five Hundred Thousand Dollars ($12,500,000.00) or the Borrowing Base (collectively the “Line of Credit Limit”).  Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note in a form acceptable to Bank (the “Line of Credit Note”).  During the Line of Credit Availability Period, Borrower may repay principal amounts and re-borrow them.  Borrower agrees that Borrower will not permit the outstanding balance under the Line of Credit to exceed the Line of Credit Limit.

(c)       Section 8.5 of the Loan Agreement, entitled “Tangible Net Worth,” is deleted and replaced with the following:

Tangible Net Worth.  To maintain as of the end of the fiscal quarter based on the financial results as reported on SEC Form 10-Q or 10-K, as applicable, a Tangible Net Worth of not less than One Hundred Million Dollars ($100,000,000.00), effective December 31, 2014.

(d)       The Loan Documents which recite that they are security instruments shall secure, in addition to any other obligations secured thereby, the payment and performance by Borrower of all obligations under the Line of Credit, as modified hereby, and by any amendments, modifications, extensions or renewals of the same which are hereafter agreed to in writing by the parties.

                4.             Conditions Precedent.  The modification of the Loan Documents under Section 3 above is subject to Borrower’s compliance with the following conditions precedent to Bank’s complete satisfaction:

(a)                Execution of this Modification by Borrower and delivery of the executed Modification to Bank by March 31, 2015;

                                               (b)         Borrower shall pay a renewal fee of $47,500.00;

(c)         Borrower shall pay all accrued interest on the Line of Credit through March 31, 2015; and

 (d)        Borrower shall reimburse the Bank for the attorneys’ fees incurred by Bank in preparation of this Modification.

5.             Field Audit.           Borrower shall cooperate with Bank’s completion of an asset based lending field audit of Borrower’s books and records at Borrower’s expense to be completed by July 31, 2015.

                6.             Borrower’s Representations and Warranties.  Borrower represents and warrants to Bank as of the date of this Modification and until repayment of all indebtedness of Borrower to Bank:

(a)                    Accuracy of Representations in Modification and Existing Loan Documents.  All representations and warranties made and given by Borrower in this Modification and the Loan Documents are accurate and correct except to the extent that any breach thereof would not result in a Material Adverse Change.

(b)           No Default.  No default has occurred and is continuing under the Loan Documents, and no event has occurred and is continuing which, with notice or the passage of time or both, would be a default which could be reasonably expected to result in a Material Adverse Change.

(c)           Enforceable Loan Documents/No Conflicts.  The Loan Documents and this Modification are legal, valid and binding agreements of Borrower, enforceable in accordance with their respective terms.  This Modification does not conflict with any law, agreement, or obligation by which Borrower is bound.

                7.             Borrower Acknowledgment.  Borrower hereby acknowledges and agrees that:

(a)                  No Breach by Bank.  Bank has not breached any duty to Borrower in connection with the Loan Documents, and Bank has fully performed all obligations the Bank may have had or now has to Borrower and Guarantors.

(b)           Interest, Fees, and Other Charges.  All interest, fees or other charges imposed, accrued, or collected by Bank under the Loan Documents or this Modification, and the method of computing the interest, fees, or other charges, were and are proper and agreed to by Borrower and Guarantors and were properly computed and collected.

(c)           No Waiver.  By entering into this Modification, Bank does not waive any existing defaults or any defaults hereafter occurring, and Bank does not become obligated to waive any condition or obligation in any agreement between or among any of the parties hereto.

(d)           No Third Party Beneficiaries.  This Modification is not intended for, and shall not be construed to be for, the benefit of any person not a signatory hereto.

(e)           Fair Consideration.  All payments made by Borrower to Bank under the Loan Documents and this Modification were and are for fair consideration and reasonably equivalent value.

                8.             Governing Law.  This Modification shall be construed, governed and enforced in accordance with the laws of the State of California.

                9.             Interpretation.  No provision of this Modification is to be interpreted for or against Borrower or Bank because that party, or that party's representative, drafted such provision.

                10.          No Impairment/Security.  Except as otherwise specifically set forth herein, the Loan Documents shall each remain unaffected by this Modification and all such documents shall remain in full force and effect.  Borrower’s payment and performance of Borrower’s various obligations to Bank under the Loan Documents, including all extensions, amendments, renewals or replacements thereof, continue to be and shall be secured by the liens arising under the Loan Documents.  Nothing contained herein shall be deemed a waiver of any of the rights and remedies that Bank may have against Borrower, or of any of Bank’s rights and remedies arising out of the Loan Documents.

                11.          Purpose and Effect of Bank’s Approval.  Bank’s approval of any matter in connection with the Loan Documents shall be for the sole purpose of protecting Bank’s security, rights, and remedies under the Loan Documents.  No such approval shall result in a waiver of any default of Borrower. In no event shall Bank’s approval be a representation of any kind by Bank with regard to the matter being approved.

                12.          Counterparts.  This Modification may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same agreement.

                13.          Invalidity.  If any court of competent jurisdiction determines any provision of this Modification or any of the Loan Documents to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect as though the invalid, illegal or unenforceable portion had never been a part of this Modification or the Loan Documents.

                14.          Successors and Assigns.  This Modification shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                15.          Full Force and Effect.  Except as set forth herein, all other terms and conditions of the Loan Documents shall remain in full force and effect, including provisions on prepayment, late charges, default interest and attorneys fees.

                16.          The Current Status of the Line of Credit.  Borrower hereby acknowledges the following: (a) except as modified by this Modification, the Loan Documents remain in full force and effect, and remains the binding obligation of

Borrower; and (b) Borrower has no known or suspected defense to its obligations under the Loan Documents, and no claim or offset whatsoever against Bank in connection with the Loan Documents or otherwise.

                17.          Entire Agreement.  This Modification and the Loan Documents constitute the entire, complete and exclusive understanding between the parties regarding the Loan and may not be modified, amended, or terminated except by a written agreement signed by the party against whom enforcement is sought.  No modification, change or supplement of the Loan Documents and this Modification shall be binding on Bank unless in writing signed by an authorized officer of Bank.  No waiver of or any acquiescence to any Event of Default or any failure or delay by Bank in enforcing any right or remedy shall be construed to be a waiver, acquiescence, or consent to any preceding or subsequent Event of Default or a waiver of any right or remedy.

                18.          Documentation.  In addition to the instruments and documents mentioned or referred to herein, Borrower will, at Borrower’s own cost and expense, supply Bank with such other instruments, documents, information and data as are reasonably necessary for the purposes hereof, all of which shall be in form and content as reasonably required by Bank.

                IN WITNESS WHEREOF, the parties have executed this Modification as of the day and year first above written.

ICON ECI FUND FIFTEEN, L.P.,
a Delaware limited partnership,

By:       ICON GP 15, LLC,               its

            general partner

            By: ICON CAPITAL, LLC,

                its manager

                By: /s/ Mark Gatto

                                Mark Gatto

Co-President and Co-Chief   Executive Officer

CALIFORNIA BANK & TRUST, a California banking corporation By: /s/ J. Michael Sullivan J. Michael Sullivan Senior Vice President and Relationship Manager